Exhibit 99.1

VERMILLION REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2011

AUSTIN, Texas, May 10, 2011 – Vermillion, Inc. (Nasdaq: VRML), a molecular diagnostics company, today reported financial results for the first quarter ended March 31, 2011. Key milestones we have achieved since the last quarterly conference call include:

•	Performed an estimated 3,080 OVA1® tests during the first quarter of 2011, representing volume growth of 5% over the fourth quarter of 2010.

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Expanded payer coverage for OVA1 with additional independent Blue Cross Blue Shield plans issuing positive coverage policies. In all, 17 independent Blue Cross Blue Shield plans, representing approximately 33.5 million lives, are covering OVA1. Including Medicare and other regional plans, total coverage for OVA1 is now approximately 80 million lives.

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OVA1 was included in the recently published AmericanCollege of Obstetricians and Gynecologists (ACOG) and Society of Gynecologic Oncologists (SGO) updated committee opinion on the role of the obstetrician-gynecologist in the early detection of epithelial ovarian cancer.

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Signed an agreement with Quest Diagnostics to make OVA1 available in India with the official launch beginning on May 4th. This represents an incremental revenue opportunity over time as the companies begin to educate the market.

•	Presented two studies demonstrating the high sensitivity of OVA1 during the 42nd Annual Meeting on Women’s Cancer of the Society of Gynecologic Oncologists (SGO).

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Presented data at the International Gynecologic Cancer Society (IGCS) regional meeting held in New Delhi that demonstrated the high sensitivity for ovarian malignancy of OVA1 in combination with ultrasound. OVA1 had sensitivity for malignancy of 97% when used in conjunction with ultrasound.

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Announced positive preliminary data from our collaboration with the Johns Hopkins University School of Medicine to identify biomarkers that improve on the specificity of CA125 for the identification of malignant ovarian tumors.

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Commenced enrollment of subjects in the PAD intended use study being performed in collaboration with the ColoradoPreventionCenter. The study remains on track to result in top-line data during the third quarter of 2011.

•	Strengthened our balance sheet by completing an underwritten follow-on public offering of our common stock, resulting in approximately $20.2 million net proceeds to the Company.

“We continued to make progress in multiple areas during the first quarter. We grew OVA1 sales as well as had several presentations highlighting the benefit of OVA1 as an aid for physicians in the assessment of adnexal masses. On the clinical development front, our PAD and OVA2 programs moved forward and remain on track to generate data later this year. We also strengthened our balance sheet, which affords us the flexibility to help accelerate our current initiatives as well as opportunistically act on potential new growth drivers,” said Gail S. Page, Chair of the Board of Directors and CEO.

For the second quarter of 2011, we expect 3,200 to 3,500 OVA1 tests to be performed. This forward guidance takes into consideration numerous factors including the number of days in the quarter, continued limited coverage by the larger payers, and the ability to expand the number of diagnosis codes currently approved by Medicare.

Total revenues for the first quarter of 2011 were $431,000 compared to $73,000 for the first quarter of 2010. Revenues for the first quarter of 2011 included $317,000 from product sales of OVA1 and $114,000 of license revenue related to the Company’s achievement of certain milestones under the Strategic Alliance Agreement with Quest Diagnostics. As of March 31, 2011, the Company’s cash and short-term investments totaled $40.2 million. On February 18, 2011, we completed a sale of 4,000,000 shares of our common stock in an underwritten follow-on public offering at a price of $5.45 per share. Net proceeds of the offering were approximately $20.2 million. The Company utilized $3.4 million in cash and cash equivalents during the first quarter and expects $4-$5 million cash utilization during the second quarter.

Total operating expenses increased in the first quarter of 2011 to $4.8 million from $3.1 million in the same period last year. These increases were primarily due to the addition of personnel subsequent to the Company’s emergence from Chapter 11 bankruptcy protection, investments in sales and marketing to establish the adoption of and reimbursement for OVA1, as well as an increase in clinical trial and collaboration costs for the ongoing development of the Company’s ovarian cancer program and PAD blood test, VASCLIR™. The Company had 25 employees at March 31, 2011 compared to 10 employees at March 31, 2010. Operating expenses included $1.3 million and $0.9 million in non-cash stock-based compensation expense in the three months ended March 31, 2011 and 2010, respectively.

Net loss for the first quarter of 2011 decreased to $4.3 million, or $0.34 per share, compared to $11.6 million, or $1.14 per share, for the same period in 2010. Other income and expense for the three months ended March 31, 2010 included $8.3 million in reorganization items.

About Vermillion

Vermillion, Inc. is dedicated to the development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, cardiology and women’s health. Additional information about Vermillion can be found on the Web at www.vermillion.com.

About OVA1®

OVA1® is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers - Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), ß 2-Microglobulin (ß 2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) - and a proprietary FDA-cleared software device to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned. Additional information about OVA1® can be found on the Web at www.ova-1.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) limited track record of Vermillion in developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its future products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law. In addition, any financial information presented in this press release is unaudited and subject to adjustment following Vermillion’s internal review and quarterly processes as well as annual audit.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

SOURCE Vermillion, Inc.

Ashish Kohli

akohli@vermillion.com

Tel: 312 909 4786

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$40,228	$22,914
Accounts receivable	91	136
Prepaid expenses and other current assets	371	779

Total current assets	40,690	23,829
Property and equipment, net	205	194
Other assets	12	12

Total assets	$40,907	$24,035

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,132	$998
Accrued liabilities	3,234	3,056
Convertible senior notes	5,000	5,000
Deferred revenue	933	1,049

Total current liabilities	10,299	10,103
Long-term debt owed to related party	7,000	7,000
Warrant liability	71	378
Deferred revenue	1,565	1,679
Other liabilities	208	259

Total liabilities	19,143	19,419

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at March 31, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized at March 31, 2011 and December 31, 2010; 14,698,509 and 10,657,564 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	15	11
Additional paid-in capital	324,706	303,270
Accumulated deficit	(302,800)	(298,509)
Accumulated other comprehensive loss	(157)	(156)

Total stockholders’ equity	21,764	4,616

Total liabilities and stockholders’ equity	$40,907	$24,035

Vermillion, Inc.

Consolidated Statement of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue:
Product	$317	$—
License	114	73

Total revenue	431	73
Cost of revenue:
Product	42	—

Total cost of revenue	42	—

Gross profit	389	73

Operating expenses:
Research and development(1)	1,218	748
Sales and marketing(2)	1,318	193
General and administrative(3)	2,300	2,136

Total operating expenses	4,836	3,077

Loss from operations	(4,447)	(3,004)

Interest income	16	6
Interest expense	(115)	(143)
Change in fair value and gain from exercise of warrants, net	307	(6)
Debt conversion costs	—	(141)
Reorganization items	(16)	(1,332)
Reorganization items - related party incentive plan	—	(6,932)
Other income (expense), net	(36)	(34)

Loss before income taxes	(4,291)	(11,586)
Income tax expense	—	—

Net loss	$(4,291)	$(11,586)

Net loss per share - basic and diluted	$(0.34)	$(1.14)

Weighted average common shares used to compute basic and diluted net loss per common share	12,541,975	10,131,758

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$206	$306
(2) Sales and marketing	43	7
(3) General and administrative	1,003	636